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                                                     Exhibit 5.1



                                    November 20, 2015



Aehr Test Systems
400 Kato Terrace
Fremont, CA 94539

     Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 800,000 shares of your Common Stock, par value $0.01 per share (the "Shares"), reserved for issuance under Aehr Test Systems 2006 Equity Incentive Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

     It is our opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.



                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/ Wilson Sonsini Goodrich & Rosati